SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 8-K

     CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
                            EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  September 14, 1995
                                                   ------------------
                                                  (September 6, 1995)
                                                   ------------------

                            Oak Industries Inc.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

     Delaware                       1-4474               36-1569000
--------------------------     ----------------    -------------------
(State or other juris-         (Commission File          (IRS Employer
 diction of incorporation)      Number)            Identification No.)



Bay Colony Corporate Center
1000 Winter Street
Waltham, MA                                    02154
----------------------------------------------------------------------
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code 617-890-0400

                                    N/A
----------------------------------------------------------------------
(Former name or former address, if changed since last report.)




ITEM 2.  ACQUISITION OF ASSETS

     On September 6, 1995 Oak Industries Inc. (the "Company"), pursuant to a Stock Purchase Agreement dated as of August 28, 1995 ( a copy of which is attached hereto as Exhibit (2)-1 and incorporated herein by reference) (the "Purchase Agreement"), by and among the Company, Lasertron, Inc., a Massachusetts corporation ("Lasertron") and certain individuals holding, in aggregate, all of the outstanding common stock, $0.01 par value (the "Common Stock") of Lasertron, as further set forth on Exhibit I to the Purchase Agreement, acquired all of the outstanding stock of Lasertron. In addition, pursuant to the terms of the Purchase Agreement, the Company assumed all of Lasertron's outstanding and unexercised stock options to purchase shares of its Common Stock; upon exercise of such options, option holders shall receive shares of the Company's common stock, adjusted to take into account the relative share prices of the Company and Lasertron. In connection with this, the Company has recorded an estimated obligation of approximately $6 million.

     The Company acquired all of the outstanding shares and stock options of Lasertron for approximately $114 million, including transaction expenses. The purchase price was financed with (i) the proceeds from a $60 million term loan issued by Chemical Bank and other lenders pursuant to the provisions of the Oak Credit Agreement referred to below in Item 5, (ii) proceeds from a portion of the $40 million revolving credit facility provided for under the Oak Credit Agreement, and (iii) cash held by the Company.

     Lasertron is engaged in the business of supplying optical components used to construct advanced fiber optic communications networks, including manufacturing fiber optic modules incorporating semiconductor laser and detector elements coupled to optical fiber and optical transmitter and receiver subsystems incorporating these modules. The Company does not contemplate any change in the use of Lasertron's properties.


ITEM 5.  OTHER EVENTS

     On August 30, 1995, the Company entered into a Credit Agreement (the "Oak Credit Agreement") (a copy of which is attached hereto as Exhibit (10)-1 and incorporated herein by reference) with various lenders and Chemical Bank ("Chemical"), as Agent, and the Company's Connector Holding Company ("Connector") and Gilbert Engineering Co., Inc. subsidiaries, entered into a Credit Agreement (the "Gilbert Credit Agreement", together with the Oak Credit Agreement, the "Credit Facilities") with various lenders and Chemical, as Agent.

     The Oak Credit Agreement provides for a $40 million revolving credit facility, which replaced the Company's previously existing $30 million revolving credit facility with The First National Bank of Boston, a $60 million "Tranche A" term loan and a $60 million "Tranche B" term loan. The Tranche A term loan was advanced to the Company on September 6, 1995 in connection with the closing of the Company's purchase of the capital stock of Lasertron. The Tranche B term loan is available to fund the Company's purchase of the shares of the capital stock of Connector not presently owned by the Company.

     The Gilbert Credit Agreement (a copy of which is attached hereto as Exhibit (10)-2 and incorporated herein by reference), provides for a $18 million revolving credit facility and a $22 million term loan. The proceeds from the term loan and a portion of the revolving credit facility were used to refinance existing indebtedness of Gilbert in favor of General Electric Capital Corporation and Heller Financial, Inc., which debt was incurred pursuant to the provisions of a Credit Agreement dated December 23, 1992 among Gilbert, Connector and certain other senior lenders. Also in connection with the financing, holders of certain 8 percent Senior Subordinated Promissory Notes issued by Connector in connection with the Company's 1992 acquisition of Gilbert were repaid in full.

     Borrowings under the Credit Facilities bear interest, at the option of the Company or Gilbert, as the case may be, either (i) at Chemical's prime rate (or, if higher, at 1/2 percent above the federal funds rate) or (ii) at a spread over the reserve-adjusted 1,2,3 or 6 month LIBOR rate. The spread is initially 1 percent and is subject to reduction when certain financial tests are being met. Borrowings under the Credit Facilities are secured by pledges of the stock and certain debt securities of certain of the Company's subsidiaries. In addition, certain of the Company's subsidiaries have guaranteed the obligations under the Credit Facilities. All loans advanced pursuant to the Credit Facilities will mature through September 30, 2000.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
         INFORMATION AND EXHIBITS

     The following financial statements, pro forma financial information and exhibits are filed as part of this report.

(a)  Financial statements of the business acquired, prepared pursuant to Rule
3.05 of Regulation S-X and provided to Oak Industries Inc. by Lasertron,
Inc.

     Item

     - Audited consolidated financial statements of Lasertron, Inc. and Subsidiaries and Independent Auditors' Report

          - For the years ended January 31, 1995, 1994 and 1993

     - Unaudited consolidated interim financial statements of Lasertron, Inc. and Subsidiaries

          - Condensed Consolidated Balance Sheets - July 31, 1995

          - Condensed Consolidated Statements of Income - six months ended July 31, 1995 and July 31, 1994

          - Condensed Consolidated Statement of Changes in Stockholders' Equity - six months ended July 31, 1995 and July 31, 1994

          - Condensed Consolidated Statements of Cash Flows - six months ended July 31, 1995 and July 31, 1994

(b) Pro forma financial information required pursuant to Article 11 of Regulation S-X:

     Item

     - Oak Industries Inc. and Lasertron, Inc. Pro Forma Condensed Combined Financial Statements (Unaudited)

          - Pro Forma Condensed Combined Balance Sheet - June 30, 1995

          - Pro Forma Condensed Combined Statement of Operations - year ended December 31, 1994

          - Pro Forma Condensed Combined Statement of Operations - six months ended June 30, 1995

Notes to Pro Forma Condensed Combined Financial Statements

     The unaudited pro forma condensed combined balance sheet as of June 30, 1995 gives effect to the acquisition of Lasertron, Inc. by Oak Industries Inc. as if the acquisition had occurred on June 30, 1995 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1994 and six-months ended June 30, 1995 give effect to the acquisition of Lasertron Inc. by Oak Industries Inc. as if the acquisition had occurred on January 1, 1994. The pro forma information is based on historical financial statements of Lasertron, Inc. and Oak Industries Inc. after giving effect to the proposed transaction using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the pro forma financial statements.

     The pro forma statements have been prepared by Oak Industries Inc. based upon historical financial statements provided by Lasertron, Inc. adjusted from Lasertron, Inc.'s fiscal year ended January 31 to Oak Industries Inc.'s fiscal year ended December 31.

     These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the date indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements of Oak Industries Inc.

(c)  Exhibits in accordance with the provision of Item 601 of Regulation S-K:

     Exhibit
     -------
      (2)-1 Stock Purchase Agreement dated as of August 28, 1995 among Lasertron, Inc., the Stockholders listed on Exhibit I attached thereto, and Oak Industries Inc. (Schedules and similar attachments to such Stock Purchase Agreement have been omitted in accordance with Item 601 of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request.)

     (10)-1 Credit Agreement dated as of August 30, 1995 among Oak Industries Inc., the Lenders from time to time party thereto and Chemical Bank, as Administrative Agent, Collateral Agent and Issuing Bank. (Schedules and similar attachments to such Credit Agreement have been omitted in accordance with Item 601 of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request.)

     (10)-2 Credit Agreement dated as of August 30, 1995 among Gilbert Engineering Co., Inc., the Lenders from time to time party thereto and Chemical Bank, as Administrative Agent, Collateral Agent and Issuing Bank. (Schedules and similar attachments to such Credit Agreement have been omitted in accordance with Item 601 of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request.)

     (23)-1  Consent of KPMG Peat Marwick LLP.






                       LASERTRON, INC. AND SUBSIDIARIES

                      Consolidated Financial Statements

                          January 31, 1995 and 1994


                (With Independent Auditors' Report Thereon)




                           INDEPENDENT AUDITORS' REPORT


The Board of Directors
Lasertron, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Lasertron, Inc. and Subsidiaries as of January 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lasertron, Inc. and Subsidiaries as of January 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 1995, in conformity with generally accepted accounting principles.



KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 22, 1995



                         LASERTRON, INC. AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEETS
                             January 31, 1995 and 1994

             Assets                                            1995               1994
             ------                                         ----------        ----------
Current assets:
   Cash and cash equivalents                                $ 6,159,334        $ 4,439,994
   Trade accounts receivable, less allowances
      for doubtful accounts of $300,000 in 1995
      and $250,000 in 1994 (note 9)                           6,682,954          4,888,010
   Inventories (note 3)                                       5,150,027          5,215,510
   Notes receivable - stockholders (note 5)                     722,000            722,000
   Prepaid expenses and other current assets                    386,231            112,176
   Refundable income taxes                                       42,816               -
   Deferred income taxes (note 4)                               955,615            496,296
                                                            -----------        -----------
         Total current assets                                20,098,977         15,873,986
                                                            -----------        -----------

Property and equipment:
   Machinery and equipment                                    7,371,368          6,614,829
   Development equipment                                      4,858,745          4,825,847
   Office equipment and furnishings                           1,499,750          1,489,776
   Computer equipment                                           369,459            273,390
   Leasehold improvements                                       226,995            212,615
   Construction in progress                                     834,149            135,558
                                                            -----------        -----------
                                                             15,160,466         13,552,015
   Less accumulated depreciation and amortization            11,508,712         10,800,190
                                                            -----------        -----------
         Net property and equipment                           3,651,754          2,751,825
                                                            -----------        -----------
Investment in affiliate (note 12)                             2,039,250          1,945,750
                                                            -----------        -----------
         Total assets                                       $25,789,981        $20,571,561
                                                            ===========        ===========

See accompanying notes to consolidated financial statements.




       LIABILITIES AND STOCKHOLDERS' EQUITY                    1995               1994
       ------------------------------------                  ----------        ----------
Current liabilities:
   Accounts payable                                          $ 3,358,774        $ 2,794,298
   Income taxes payable                                                -            261,711
   Accrued expenses (note 6)                                   2,277,061          1,447,513
                                                             -----------        -----------
      Total current liabilities                                5,635,835          4,503,522
                                                             -----------        -----------
Deferred income taxes (note 4)                                   243,740            111,370
                                                             -----------        -----------
Commitments and contingencies (notes 10, 12 and 13)

Stockholders' equity:
   Common stock, $.01 par value.  Authorized 5,000,000
      shares; issued and outstanding 1,640,074 shares in
      1995 and 1,630,274 shares in 1994                           16,401             16,303
   Additional paid-in capital                                    246,269            148,367
   Retained earnings                                          20,023,986         16,226,749
   Cumulative translation adjustment                            (376,250)          (434,750)
                                                             -----------        -----------
      Total stockholders' equity                              19,910,406         15,956,669
                                                             -----------        -----------
      Total liabilities and stockholders' equity             $25,789,981        $20,571,561
                                                             ===========        ===========




                         LASERTRON, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME
                    Years ended January 31, 1995, 1994 and 1993

                                                    1995              1994               1993
                                                 -----------       -----------       -----------
Net sales (notes 9 and 11)                       $30,330,614       $21,759,012       $19,453,580
Cost of sales (note 9)                            15,909,774        10,883,671        10,976,194
                                                 -----------       -----------       -----------
      Gross profit                                14,420,840        10,875,341         8,477,386
                                                 -----------       -----------       -----------
Sales and marketing                                2,358,474         2,007,753         1,903,978
General and administrative expenses                2,885,209         2,391,120         2,283,832
Research and development expenses                  3,990,558         3,289,288         2,860,972
                                                 -----------       -----------       -----------
      Total operating expenses                     9,234,241         7,688,161         7,048,782
                                                 -----------       -----------       -----------
      Operating income                             5,186,599         3,187,180         1,428,604
                                                 -----------       -----------       -----------
Other income (expense):
   Equity in net income of affiliate(note 12)         35,000           800,500           520,250
   Interest expense                                        -                 -          (168,321)
   Interest income                                   169,616           101,973           177,579
   Other                                             (21,978)          (30,689)           (3,304)
                                                 -----------       -----------       -----------
                                                     182,638           871,784           526,204
                                                 -----------       -----------       -----------
      Income before income taxes                   5,369,237         4,058,964         1,954,808

Income taxes (note 4)                              1,572,000         1,043,989           363,829
                                                 -----------       -----------       -----------
      Net income                                 $ 3,797,237       $ 3,014,975       $ 1,590,979
                                                 ===========       ===========       ===========
Per share data:
   Net income per share of common stock                $2.32             $1.85             $0.98
                                                 ===========       ===========       ===========
   Weighted average shares outstanding             1,634,257         1,630,032         1,617,574
                                                 ===========       ===========       ===========

See accompanying notes to consolidated financial statements.



                            LASERTRON, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years ended January 31, 1995, 1994 and 1993

                                                              Additional                  Cumulative       Total
                                           Common stock        paid-in       Retained    translation   stockholders'
                                         Shares     Amount     capital       earnings     adjustment      equity
                                       ---------    -------   ---------     -----------  -----------   -------------
Balance at January 31, 1992            1,595,074    $15,951    $107,219     $11,620,795    $ (66,250)   $11,677,715

   Issuance of common stock,
      33,750 shares at $.80
      per share                           33,750        337      26,663               -            -         27,000

   Cumulative translation
      adjustment                               -          -           -               -     (210,250)      (210,250)

   Net income                                  -          -           -       1,590,979            -      1,590,979
                                       ---------    -------    --------     -----------    ---------    -----------
Balance at January 31, 1993            1,628,824     16,288     133,882      13,211,774     (276,500)    13,085,444

   Issuance of common stock,
      1,450 shares at $10
      per share                            1,450         15      14,485               -            -         14,500

   Cumulative translation
      adjustment                               -          -           -               -     (158,250)      (158,250)

   Net income                                  -          -           -       3,014,975            -      3,014,975
                                       ---------    -------    --------     -----------    ---------    -----------
Balance at January 31, 1994            1,630,274     16,303     148,367      16,226,749     (434,750)    15,956,669

   Issuance of common stock,
      9,800 shares at $10
      per share                            9,800         98      97,902               -            -         98,000

   Cumulative translation
      adjustment                               -          -          -                -       58,500         58,500

   Net income                                  -           -         -        3,797,237            -      3,797,237
                                       ---------     -------   --------     -----------    ---------    -----------
Balance at January 31, 1995            1,640,074     $16,401   $246,269     $20,023,986    $(376,250)   $19,910,406
                                       =========     =======   ========     ===========    =========    ===========

See accompanying notes to consolidated financial statements.




                         LASERTRON, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended January 31, 1995, 1994 and 1993

                                                                          1995         1994          1993
                                                                      ----------    ----------    ----------
Cash flows from operating activities:
   Net income                                                         $3,797,237    $3,014,975    $1,590,979
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                   985,314       733,527       601,450
         Loss on disposal of equipment                                     2,311        42,446         9,259
         Allowance for doubtful accounts                                  50,000       120,000        67,183
         Equity in net income of affiliate                               (35,000)     (800,500)     (520,250)
         Deferred income taxes                                          (326,949)      340,849       158,550
         Changes in operating assets and liabilities:
            Accounts receivable                                       (1,844,944)   (1,729,664)     (591,167)
            Inventories                                                   65,483    (2,146,695)      687,915
            Prepaid expenses and other
                 assets                                                 (274,055)       31,689        15,516
            Refundable income taxes                                      (42,816)       42,740       547,092
            Accounts payable                                             564,476     2,278,355        24,924
            Accrued interest                                                   -      (129,855)     (118,215)
            Income taxes payable                                        (261,711)      261,711             -
            Accrued expenses                                             829,548        70,532      (261,239)
               Net cash provided by operating                         ----------    ----------    ----------
               activities                                              3,508,894     2,130,110     2,211,997
                                                                      ----------    ----------    ----------
Cash flows from investing activities:
   Purchase of property and equipment                                 (1,899,414)     (801,367)     (793,880)
   Proceeds from disposal of equipment                                    11,860         9,935        18,300
   Investment in affiliate                                                     -      (345,601)     (150,000)
   Loans to stockholders                                                       -             -      (722,000)
                                                                      ----------    ----------    ----------
               Net cash used in investing activities                  (1,887,554)   (1,137,033)   (1,647,580)
                                                                      ----------    ----------    ----------
Cash flows from financing activities:
   Proceeds from sale of common stock                                     98,000        14,500        27,000
   Repayment of debt                                                           -      (996,782)     (913,463)
              Net cash provided by (used in) financing activities         98,000      (982,282)     (886,463)
                                                                      ----------    ----------    ----------
Increase (decrease) in cash and cash equivalents                       1,719,340        10,795      (322,046)

Cash and cash equivalents at beginning
of year                                                                4,439,994     4,429,199     4,751,245
                                                                      ----------    ----------    ----------
Cash and cash equivalents at end of year                              $6,159,334    $4,439,994    $4,429,199
                                                                      ==========    ==========    ==========
Supplemental disclosures of cash flow
information:
   Cash paid during the year for:
      Interest                                                               $ -      $149,518     $286,536
                                                                      ==========    ==========    ==========
      Income taxes                                                    $2,200,975      $397,500     $216,000
                                                                      ==========    ==========    ==========

See accompanying notes to consolidated financial statements.




                              LASERTRON, INC. AND SUBSIDIARIES

                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             January 31, 1995, 1994 and 1993


(1)  NATURE OF OPERATIONS

The Company is a worldwide supplier of the optical components used to construct advanced fiber-optic communication networks. The Company designs, manufactures, sells and supports a broad range of active semiconductor fiber-optic components that enable the transmission or amplification of digital and analog communication signals transported over fiber-optic cable. The Company's products are fiber-optic modules which incorporate semiconductor laser and detector elements optically coupled to optical fiber, and transmitters and receivers incorporating these modules.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Principles of Consolidation
The consolidated financial statements include the accounts of Lasertron, Inc. and its wholly owned subsidiaries, Lasertron Worldwide, Inc. and Lasertron International Limited (FSC). The Company accounts for its 25 percent investment in its affiliate, Wuhan Telecommunication Devices Co., under the equity method.

All significant intercompany balances and transactions have been eliminated in consolidation.

(b)  Revenue Recognition
The Company recognizes revenue from product sales upon shipment to the customer. Revenues from research and development contracts are recognized on the percentage of completion method and are netted against research and development expense. Provisions for estimated losses on incomplete contracts are made when such losses become determinable.

The Company records reserves for anticipated warranty costs at the time of shipment based on historical and anticipated rates of cost.

(c)  Inventories
Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

(d)  Property and Equipment
Property and equipment are stated at cost and are depreciated and amortized primarily using the straight-line method over the estimated useful lives of the assets.

Estimated useful lives of property and equipment are as follows:

      Machinery and equipment                             5 - 7 Years
      Development equipment                                   5 Years
      Office equipment and furnishings                    5 - 7 Years
      Computer equipment                                      3 Years
      Leasehold improvements                            Life of Lease

Material, labor and overhead costs related to equipment produced in-house are accumulated in a construction-in-progress account and transferred to the appropriate property and equipment accounts when each project is completed.

(e)  Income Taxes
The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement No. 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective February 1, 1993, the Company adopted Statement 109 and the cumulative effect of that change was not material.

Pursuant to the deferred method under APB Opinion 11, which was applied in 1993 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

(f)  Research and Development
Expenditures for research and development are charged to earnings in the year incurred.

Revenues from research and development contracts are netted against research and development expenses. Research and development contract revenue aggregated approximately $776,000, $587,000 and $41,000 in years 1995, 1994 and 1993, respectively.

(g)  Earnings Per Share
Earnings per share is computed based on the weighted average number of common shares outstanding during each period, plus common stock equivalents related to stock options, if such common stock equivalents cause dilution in earning per share in excess of 3 percent.

(h)  Foreign Currency Translation
The foreign affiliate's financial statements have been translated into U.S. dollars for purposes of determining the Company's interest in the equity and earnings of the affiliate. Assets and liabilities have been translated at the rate prevailing on the affiliate's balance sheet date. Owners' equity is stated at the historical rate. The statements of operations are translated at the average rate for the relevant year. Gains and losses arising from such translation are included as a separate component of stockholders' equity.

(i)  Cash Equivalents
The Company considers all liquid investments with an original maturity of three months or less to be cash equivalents.


(3)  INVENTORIES

Inventories consists of the following at January 31:

                                 1995            1994
                              ----------      ----------
Raw materials                 $1,110,899      $1,342,611
Work in process                3,428,927       2,783,831
Finished goods                   610,201       1,089,068
                              ----------      ----------
                              $5,150,027      $5,215,510
                              ==========      ==========


(4)  INCOME TAXES

As discussed in note 1, the Company adopted Statement 109 as of February 1, 1993. The cumulative effect of this change in accounting for income taxes was not material. The financial statements for years prior to February 1, 1993 have not been restated to apply the provisions of Statement 109.

Income tax expense consists of:

                                 1995           1994          1993
                              ----------     ----------    ---------
Current:
   Federal                    $1,723,807     $  695,762     $201,249
   State                         175,142          7,378          456
                              ----------       --------     --------
                               1,898,949        703,140      201,705
                              ----------       --------     --------
Deferred:
   Federal                      (249,298)       212,240      162,124
   State                         (77,651)       128,609            -
                              ----------     ----------     --------
                                (326,949)       340,849      162,124
                              ----------     ----------     --------
                              $1,572,000     $1,043,989     $363,829
                              ==========     ==========     ========



The difference between actual income tax expense and expected income tax expense as computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes and cumulative effect of change in accounting principle is explained as follows:

                                              1995                     1994                     1993
                                     ---------------------     --------------------      -------------------
                                                  percent of               percent of              percent of
                                                    pretax                   pretax                  pretax
                                        Amount      income       Amount      income      Amount      income
                                     ----------     ------     ----------    ------      --------    ------
Expected income tax  expense         $1,825,541      34.0      $1,380,048     34.0      $664,635      34.0
State taxes, net of federal
   income tax benefit                    64,344       1.2          86,836      2.7           301         -
Exempt income of foreign sales
   corporation, net of tax             (240,299)     (4.5)       (115,742)    (3.6)      (48,508)     (3.4)
Unremitted earnings of foreign
   affiliate                            (11,900)     (0.2)       (272,170)    (6.1)     (176,885)     (6.8)
Tax-exempt income                       (39,852)     (0.7)        (16,169)    (0.5)      (33,816)     (2.3)
Research and experimentation
   credit                               (90,851)     (1.7)        (56,248)    (1.7)      (44,007)     (3.1)
Other                                    65,017       1.2          37,434      0.9         2,109        .2
                                     ----------      ----      ----------     ----      --------      ----
      Income tax expense             $1,572,000      29.3      $1,043,989     25.7      $363,829      18.6
                                     ==========      ====      ==========     ====      ========      ====

U.S. taxes are not provided on undistributed earnings of the Company's foreign affiliate as they are considered by management to be permanently reinvested. The cumulative amount of undistributed earnings of the Company's foreign affiliate for which taxes have not been provided was approximately $1,525,000 at January 31, 1995.

For the year ended January 31, 1993, deferred tax expense results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The differences relate principally to the timing of deductions for reserves for warranty costs and inventory obsolescence and the timing of distributions from the Company's discontinued domestic international sales corporation.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at January 31, 1995 and 1994 are presented below:

                                                  1995          1994
                                               ---------      --------
Deferred tax assets - current:
   Inventories                                  $405,460      $134,312
   Accounts receivable                           120,000        95,380
   Warranty reserve                              320,000       145,037
   Accrued expenses                              231,605       133,731
   State research and development credit
      carryforward                                     -        51,813
                                               ---------      --------
      Total gross deferred tax assets          1,077,065       560,273
                                               ---------      --------
Deferred tax liabilities - current:
   Prepaid expenses                             (121,450)      (41,882)
   Other liabilities                                   -       (22,095)
                                               ---------      --------
      Total current gross deferred tax
      liabilities                               (121,450)      (63,977)
                                               ---------      --------
      Net deferred tax assets - current         $955,615      $496,296
                                               =========      ========
Deferred tax liability - long-term:
   Property and equipment                      $(243,740)    $(111,370)
                                               =========      ========

There was no valuation allowance for deferred tax assets as of January 31, 1995 and 1994.

Based upon the level of historical taxable income and expected taxable income, management believes that it is more likely than not the Company will realize the benefits of the net deferred tax assets.


(5)  NOTES RECEIVABLE - STOCKHOLDERS

Notes receivable - stockholders at January 31, 1995 and 1994 consist of the following:

Note receivable from a stockholder with interest rate
adjusted annually on the anniversary date of the note
(6.75 percent at January 31, 1995) due on demand.  The
note is secured by various real estate owned by the
stockholder.                                                  $650,000

Note receivable from a stockholder bearing no interest,
due May 1995.  The note is secured by the stockholder's
shares of the Company's common stock.                           72,000
                                                              --------
                                                              $722,000
                                                              ========

The $650,000 note receivable was originally due on May 14, 1994; on that date it was amended to be due on demand.


(6)  ACCRUED EXPENSES

Accrued expenses at January 31, 1995 and 1994 consist of the following:

                                                  1995          1994
                                               ---------      --------
Provision for warranty                          $800,000       $326,800
Accrued vacation                                 375,784        314,402
Accrued payroll                                  559,289        281,195
Due to affiliate                                       -        218,713
Other                                            541,988        306,403
                                              ----------     ----------
                                              $2,277,061     $1,447,513
                                              ==========     ==========


(7)  STOCK OPTION PLANS

In February 1982, the Company established the 1982 Incentive Stock Option Plan and reserved 250,000 shares of its authorized and unissued common stock for issuance. Incentive stock options expire ten years from the date of grant.
In June 1992, the Company established the 1992 Stock Option Plan and reserved 250,000 shares of its authorized and unissued common stock for issuance.
Stock options issued under this plan expire five to ten years from the date of grant. Options granted under the plan may be either incentive options or non-statutory options. The following is a summary of stock option activity for 1995, 1994 and 1993:

                                                  Number       Option
                                                of shares    price range
                                               ----------    -----------
Balance, January 31, 1992                         93,640         $80-10.00
   Options granted                                 5,500             10.00
   Options canceled and forfeited                 (9,700)        .80-10.00
   Options exercised                             (33,750)              .80
                                                 -------
Balance, January 31, 1993                         55,690        5.00-10.00
   Options granted                                42,200             10.00
   Options canceled and forfeited                (27,090)            10.00
                                                 -------
Balance, January 31, 1994                         70,800        5.00-10.00
   Options granted                                77,750       20.00-35.00
   Options canceled and forfeited                 (7,500)            10.00
   Options exercised                              (5,000)            10.00
                                                 -------
Balance, January 31, 1995                        136,050      $10.00-35.00
                                                 =======

As of January 31, 1995, 50,160 of the outstanding options are exercisable at $10.00-$35.00.


(8)  DEFINED CONTRIBUTION PLAN

The Company maintains a defined contribution plan for all eligible employees. Employer contributions to the Plan are made at the discretion of the Company's Board of Directors. The Company contributed approximately $347,000, $232,000 and $137,000 to this plan in 1995, 1994 and 1993, respectively.


(9)  BUSINESS AND CREDIT CONCENTRATIONS

The Company operates in one industry segment: the development, production and sale of fiber optic telecommunications components. Sales include export sales primarily to Europe of approximately $24,053,000, $15,098,000 and $11,954,000 in 1995, 1994 and 1993, respectively.

In 1995, 1994 and 1993, one customer accounted for approximately $14,235,000 (47 percent), $8,147,000 (37 percent) and $2,977,000 (15 percent) of the
Company's sales, respectively. At January 31, 1995 and 1994, the customer accounted for approximately $2,582,000 (39 percent) and $1,518,000 (31 percent), respectively, of the Company's total accounts receivable.

In 1995, 1994 and 1993, one vendor accounted for approximately $6,787,000 (66 percent), $5,220,000 (75 percent) and $1,552,000 (46 percent) of the Company purchases, respectively.


(10)  LEASES

The Company leases facilities under two lease agreements which expire in March 1996. These leases have been accounted for as operating leases. Rent expense under these leases for 1995, 1994 and 1993 was $471,000, $467,000 and
$465,000, respectively.

The Company also leases certain equipment under agreements which expire in March 1997. These leases have been accounted for as operating leases. Rent expense under these leases for 1995, 1994 and 1993 was $43,000, $70,000 and $65,000, respectively.

The following is a schedule of future minimum lease payments under operating leases:

Year ending January 31:
      1996                                   $492,000
      1997                                     95,000
      1998                                      4,000
                                             --------
      Total minimum lease payments           $591,000
                                             ========


(11)  RELATED PARTY TRANSACTIONS

The Company sells certain components to its foreign affiliate through United Resources Co., a company owned by a relative of an officer and major stockholder of the Company. During 1995, 1994, and 1993 the Company made sales of approximately $644,000, $831,000 and $347,000, respectively, to United Resources Co.

Amounts receivable from United Resources Co. at January 31, 1995 and 1994 were approximately $62,000 and $153,000, respectively.

The Company also sells certain components to its foreign affiliate directly. The Company made direct sales to its foreign affiliate of approximately $404,000, $23,000, and $124,000 in 1995, 1994 and 1993, respectively. Amounts receivable from the foreign affiliate at January 31, 1995 and 1994 were approximately $197,000 and $0, respectively.


(12)  INVESTMENT IN AFFILIATE

The Company's investment in affiliate consists of a 25 percent interest in the equity of Wuhan Telecommunication Devices Co. ("Wuhan"). Wuhan was established in Wuhan, the People's Republic of China ("PRC"), on August 4, 1989, as a Sino foreign joint venture limited liability company between Wuhan Optical Communications Technology Company of China and the Company for an operational period of 20 years from May 31, 1989. Wuhan Optical Communications Technology Company of China, which holds a 75 percent equity interest in Wuhan, is a PRC state owned company under the direct supervision of the Ministry of Post and Telecommunications, the authority in charge of the administration and development of the telecommunications industry in the PRC. The extension of the operational period beyond 20 years is subject to the approval of the applicable PRC authorities.

Wuhan is engaged in the manufacturing and sale of laser and optical fiber communication components and systems and development of technology.

The Company is negotiating an agreement to increase its ownership from 25 percent to 50 percent of WTD in exchange for certain technology and cash. The final agreement will be subject to approval by PRC government authorities.
The Company does not expect the cash portion of the transaction to exceed $300,000.

Summarized financial information of Wuhan is as follows:

                                               Year ended December 31,
                                           1994        1993         1992
                                           ----        ----         ----
   Results of operations:
      Sales                                $3,481      $6,672       $3,770
      Operating income                         49       3,298        1,994
      Net income                              140       3,202        2,081

                                                    December 31,
                                                 1994          1993
                                                 ----          ----
   Financial position:
      Current assets                             $ 9,412       $7,360
      Noncurrent assets                              975        1,060
                                                 -------       ------
                                                 $10,387       $8,420
                                                 =======       ======
      Current liabilities                          1,926          500
      Noncurrent liabilities                         304          593
      Owner's equity                               8,157        7,327
                                                 -------       ------
                                                 $10,387       $8,420
                                                 =======       ======


(13)  COMMITMENTS

On August 1, 1994, the Company entered into an agreement with a vendor, whereby the vendor delivered certain technical information and granted the Company a non-exclusive right to use such technical information for a period of twenty years. As consideration for the transfer of the technical information and the related license granted with respect to the use of such technical information, the Company agreed to pay the vendor a royalty of $1,250,000 of which $300,000 was paid as of January 31, 1995. The remaining balance is payable at a royalty of five percent of the selling price of each licensed apparatus sold by the Company.

The agreement requires the Company to pay the remaining royalty by August 31, 2000 with minimum annual payments as follows:

Fiscal Year
1996                      $300,000
1997                       150,000
1998                       150,000
1999                       150,000
2000                       150,000
2001                        50,000
                          --------
                          $950,000
                          ========



                      LASERTRON, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED BALANCE SHEET
                          (Dollars in thousands)
                                (Unaudited)

                                  ASSETS
                                                           July 31, 1995
                                                           -------------
Current Assets:
  Cash and cash equivalents..............................    $ 7,148
  Trade accounts receivable, net.........................      6,622
  Inventories............................................      6,770
  Notes receivable - stockholders........................        722
  Prepaid expenses and other current assets..............         92
  Refundable income taxes................................        149
  Deferred income taxes..................................        956
                                                             -------
      Total current assets...............................     22,459

Property & Equipment, Net................................      4,185
Investment in Affiliate..................................      2,082
Other Assets.............................................        315
                                                             -------
      Total Assets.......................................    $29,041
                                                             =======

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable.......................................    $ 5,394
  Accrued expenses.......................................      1,931
                                                             -------
      Total current liabilities..........................      7,325
                                                             -------
Deferred Income Taxes....................................        244
                                                             -------
Stockholders' Equity:
  Common stock...........................................         16
  Additional paid-in capital.............................        258
  Retained earnings......................................     21,540
  Cumulative translation adjustment......................       (342)
                                                             -------
      Total stockholders' equity.........................     21,472
                                                             -------
      Total Liabilities and Stockholders' Equity.........    $29,041
                                                             =======



                       LASERTRON, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (Dollars in thousands)
                                (Unaudited)

                                                  Six Months Ended
                                          -------------------------------
                                          July 31, 1995     July 31, 1994
                                          -------------     -------------
Net sales................................   $15,538           $11,680
Cost of sales............................    (9,197)           (6,819)
                                            -------           -------
     Gross profit........................     6,341             4,861
                                            -------           -------

Sales and marketing expenses.............    (1,098)           (1,098)
General and administrative expenses......    (1,199)           (1,248)
Research and development expenses........    (2,003)           (1,758)
                                            -------           -------
     Total operating expenses............    (4,300)           (4,104)
                                            -------           -------

     Operating income....................     2,041               757
                                            -------           -------

Other income (expense):
  Equity in net income of affiliate......         9               (65)
  Interest income........................       161                67
  Other..................................       (18)                5
                                            -------           -------
                                                152                 7
                                            -------           -------

     Income before income taxes..........     2,193               764
Income Taxes.............................      (677)             (230)
                                            -------           -------
     Net income..........................   $ 1,516           $   534
                                            =======           =======




                        LASERTRON, INC. AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN  STOCKHOLDERS' EQUITY
                       SIX MONTHS ENDED JULY 31, 1994 AND
                        SIX MONTHS ENDED JULY 31, 1995
                            (Dollars in thousands)
                                 (Unaudited)

                                        Common Stock       Additional               Cumulative       Total
                                     -------------------    Paid-in     Retained    Translation   Stockholders'
                                      Shares      Amount    Capital     Earnings    Adjustment       Equity
                                     ---------    ------   ----------   --------    -----------   -------------
Balance at January 31, 1994......    1,630,274     $16       $148       $16,227       $(435)        $15,956
Net income.......................         -          -          -           534           -             534
Cumulative translation
   adjustment....................                    -          -             -           9               9
Other............................        4,800       -         49             -           -              49
                                     ---------     ---       ----       -------       -----         -------
Balance at July 31, 1994.........    1,635,074     $16       $197       $16,761       $(426)        $16,548
                                     =========     ===       ====       =======       =====         =======


Balance at January 31, 1995......    1,640,074     $16       $246       $20,024       $(376)        $19,910
Net income.......................         -          -          -         1,516           -           1,516
Cumulative translation
   adjustment....................         -          -          -             -          34              34
Other............................        1,200       -         12             -           -              12
                                     ---------     ---       ----       -------       -----         -------
Balance at July 31, 1995.........    1,641,274     $16       $258       $21,540       $(342)        $21,472
                                     =========     ===       ====       =======       =====         =======



                        LASERTRON, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)
                                  (Unaudited)


                                                  Six Months Ended
                                                      July 31,
                                              ------------------------
                                                 1995          1994
                                              ----------    ----------
Cash Flows from Operating Activities:
  Net Income...............................    $1,516        $  534
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
     Depreciation and amortization.........       529           437
     Equity in net income of affiliates....        (9)           65
     Deferred income taxes.................         -           (47)
     Changes in operating assets
      and liabilities......................         3           (68)
                                               ------        ------
Net cash provided by operating activities..     2,039           921
                                               ------        ------

Cash Flows from Investing Activities:
  Purchase of property and equipment.......    (1,063)         (453)
                                               ------        ------
Net cash used in investing activities......    (1,063)         (453)
                                               ------        ------

Cash Flows from Financing Activities:
  Proceeds from sale of common stock.......        13            48
                                               ------        ------
Net cash provided by financing activities..        13            48
                                               ------        ------

Increase in cash and cash equivalents......       989           516

Cash and cash equivalents at beginning
  of period................................     6,159         4,440
                                               ------        ------

Cash and cash equivalents at end of period.    $7,148        $4,956
                                               ======        ======




                               OAK INDUSTRIES INC.
                                      AND
                                 LASERTRON, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1995
                            (Dollars in thousands)
                                  (Unaudited)

                                     ASSETS

                                                 Oak                        Pro Forma
                                              Industries   Lasertron,      Adjustments       Pro Forma
                                                 Inc.         Inc.     Increase (Decrease)   Combined
                                              ----------   ----------  -------------------   ----------
Current Assets:
  Cash and cash equivalents.................   $ 39,418     $ 7,788       $(27,238) (a)       $ 19,968
  Receivables, less reserve.................     38,882       6,533              -              45,415
  Inventories...............................     37,317       6,333          2,000  (b)         45,650
  Other current assets......................     14,341       1,770           (546) (b)         15,565
                                               --------     -------       --------            --------
     Total current assets...................    129,958      22,424        (25,784)            126,598

Plant & Equipment, Net......................     39,808       3,937          2,952  (b)         46,697
Deferred Income Taxes.......................     31,750           -              -              31,750
Goodwill and Other Intangible Assets, Net...     75,391           -          7,092  (b)         82,483
Investments in affiliates...................     11,600       2,082          7,528  (b)         21,210
Other Assets................................      6,769         264              -               7,033
                                               --------     -------       --------            --------
     Total Assets...........................   $295,276     $28,707       $ (8,212)           $315,771
                                               ========     =======       ========            ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt.........   $  7,249     $     -       $ 10,000  (a)       $ 17,249
  Accounts payable..........................     11,580       5,226              -              16,806
  Accrued liabilities.......................     21,289       2,024          1,000  (a)         26,813
                                                                             2,500  (b)
                                               --------     -------       --------            --------
     Total current liabilities..............     40,118       7,250         13,500              60,868
Other Liabilities...........................      6,750         244          6,150  (a)         17,367
                                                                             4,223  (b)
Long-term Debt..............................     26,327           -         70,000  (a)         96,327
Minority Interest...........................     31,869           -              -              31,869
Stockholders' Equity:
  Common stock..............................        175          16            (16) (b)            175
  Additional paid-in capital................    279,425         246           (246) (b)        279,425
  Accumulated earnings (deficit)............    (87,866)     21,321        (21,321) (b)       (168,738)
                                                                           (80,872) (b)
  Other.....................................     (1,522)       (370)           370  (b)         (1,522)
                                               --------     -------       --------            --------
     Total Liabilities and
     Stockholders' Equity...................   $295,276     $28,707       $ (8,212)           $315,771
                                               ========     =======       ========            ========

See accompanying notes to condensed consolidated financial statements



                               OAK INDUSTRIES INC.
                                      AND
                                 LASERTRON, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                                 Oak                        Pro Forma
                                              Industries   Lasertron,      Adjustments       Pro Forma
                                                 Inc.         Inc.     Increase (Decrease)   Combined
                                              ----------   ----------  -------------------   ----------
Net sales...................................   $249,004     $29,747       $     -              $278,751
Cost of sales...............................   (155,638)    (15,074)         (545) (d)         (171,257)
                                               --------     -------       -------              --------
Gross margin................................     93,366      14,673          (545)              107,494
Selling, general and administrative
  expenses..................................    (47,684)     (8,726)         (986) (d)          (57,396)
                                               --------     -------       -------              --------
Operating Income............................     45,682       5,947        (1,531)               50,098

Interest expense............................     (6,611)          -        (3,151) (d)           (9,762)
Interest income.............................      1,351         159        (1,373) (d)              137
Equity in net income of affiliated
  companies.................................      2,304          35          (694) (d)            1,645
Other income................................        665           -             -                   665
                                               --------     -------       -------              --------
Income from continuing operations before
  income taxes and minority interest........     43,391       6,141        (6,749)               42,783
Income taxes................................     10,745      (1,841)        1,852  (d)           10,756
Minority interest in net income of
  subsidiaries..............................    (11,690)          -          (402) (d)          (12,092)
                                               --------     -------       -------              --------
Net Income..................................   $ 42,446     $ 4,300       $(5,299)             $ 41,447
                                               ========     =======       =======              ========
Income per common share
  (primary and fully-diluted)...............   $   2.31                                        $   2.23
                                               ========                                        ========
Weighted average common shares
  outstanding...............................     18,384                                          18,599
                                               ========                                        ========

See accompanying notes to condensed consolidated financial statements.





              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED JUNE 30, 1995
                 (Dollars in thousands, except per share data)
                                  (Unaudited)


                                                 Oak                        Pro Forma
                                              Industries   Lasertron,      Adjustments       Pro Forma
                                                 Inc.         Inc.     Increase (Decrease)   Combined
                                              ----------   ----------  -------------------   ----------
Net sales...................................   $138,532     $17,238       $     -             $155,770
Cost of sales...............................    (83,046)    (10,059)         (273) (d)         (93,378)
Gross margin................................     55,486       7,179          (273)              62,392
Selling, general and administrative
  expenses..................................    (25,450)     (4,707)         (493) (d)         (30,650)
                                               --------     -------       -------              --------
Operating Income............................     30,036       2,472          (766)              31,742

Interest expense............................     (2,599)          -        (2,828) (d)          (5,427)
Interest income.............................        975         160          (876) (d)             259
Equity in net income of affiliated
  companies.................................        935           9          (347) (d)             597
Other income................................        168           -             -                  168
                                               --------     -------       -------              --------
Income from continuing operations before
  income taxes and minority interest........     29,515       2,641        (4,817)              27,339
Income taxes................................     (2,639)       (808)          998  (d)          (2,449)
Minority interest in net income of
  subsidiaries..............................     (5,338)          -           (38) (d)          (5,376)
                                               --------     -------       -------              --------
Net Income..................................   $ 21,538     $ 1,833       $(3,857)            $ 19,514
                                               ========     =======       =======              ========
Income per common share
  (primary and fully-diluted)...............   $   1.16                                       $   1.04
                                               ========                                        ========
Weighted average common shares
  outstanding...............................     18,534                                         18,773
                                               ========                                        ========

See accompanying notes to condensed consolidated financial statements.




         NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)
                                  (Unaudited)


(a) The following pro forma adjustments reflect Oak Industries Inc.'s ("Oak") purchase of 100 percent of the outstanding common stock of Lasertron, Inc. ("Lasertron"), and the consolidation by Oak of this acquisition.

       Cash paid by Oak                              $ 27,238
       Long-term debt                                  80,000
       Stock option obligations                         6,150
       Transaction expenses                             1,000
                                                     --------
         Investment in Lasertron                     $114,338
                                                     ========

(b) The following pro forma adjustments are made to reflect estimated fair value adjustments at June 30, 1995 and to eliminate Oak's investment in Lasertron.

       Lasertron's net assets, as reported:
         Common stock                                $     16
         Additional paid-in capital                       246
         Retained earnings                             21,321
         Other                                           (370)
                                                     --------
                                                       21,213
       Fair value adjustments:
         Increase carrying amount of inventories        2,000
         Decrease deferred tax asset                     (546)
         Increase carrying amount of plant and
           equipment                                    2,952
         Increase carrying amount of goodwill
           and other intangibles assets                 7,092
         Adjust accounts payable and accrued
           liability accounts                          (2,500)
         Adjust other liabilities                      (4,223)
         Increase investment in affiliate               7,528
         Purchased in-process research and
           development                                 80,872
                                                     --------
       Investment in Lasertron                       $114,388
                                                     ========

(c) The pro forma condensed combined balance sheet as of June 30, 1995 reflects the purchased in-process research and development as a charge directly to accumulated earnings.

(d) The following pro forma adjustments are incorporated in the pro forma condensed combined statements of operations:

                                              Year Ended     Six months Ended
                                              December 31,       June 30,
                                                 1994              1995
                                              ------------   ----------------
                                               [Increase (Decrease) Income]

1.  Decrease in interest income resulting
    from the reduction of cash and cash
    equivalents, based upon average
    interest rates for the periods               $(1,373)         $ (876)

2.  Increase in interest expense on new
    borrowings at rates ranging from
    3.25 percent to 6.50 percent in 1994 and
    from 5.87 percent to 6.50 percent in 1995     (3,151)         (2,828)

3.  Increase in amortization resulting
    from adjustments to carrying amounts
    of goodwill and other intangible assets         (914)           (457)

4.  Increase in depreciation resulting
    from adjustments to carrying amounts
    of plant and equipment                          (617)           (309)

5.  Decrease in equity in net income of
    affiliated companies resulting from
    increased amortization resulting from
    adjustments to carrying amounts of other
    intangible assets                               (694)           (347)

6.  Decrease in income taxes resulting
    from Oak's net operating loss carry-
    forward after taking into effect the
    above adjustments                              1,852             998

7.  Increase in minority interest in net
    income of subsidiaries after taking
    into effect the above adjustments               (402)            (38)
                                                 --------        --------
                                                 $(5,299)        $(3,857)
                                                 ========        ========

(e) Not included in the pro forma condensed combined statements of operations are three nonrecurring charges. The first is for the purchased in-process research and development. This charge, of approximately $80,872, will be expensed in the third quarter of 1995. Of this charge, approximately $63,323 will be expensed to purchased research and development above the operating income line while approximately $17,549 will be expensed in the equity in net income of affiliated companies line. The second charge is to cost of sales resulting from the adjustment to increase inventories to fair value. This charge, which is estimated to be $2,000, will flow through cost of sales as the purchased inventory is assumed to be sold. The third charge, which is estimated to be $1,610, relates to the early extinguishment of debt at Connector Holding Company and Gilbert Engineering Co., Inc. and will be reported as an extraordinary item in the third quarter of 1995.





                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     OAK INDUSTRIES INC.

Date:  September 14, 1995            /S/ THOMAS F. SHEEHAN
                                         Thomas F. Sheehan
                                         Vice President and Controller
                                         (Chief Accounting Officer)